Exhibit 99.1

Startek® Strengthens Leadership Team, Continuing Investment in Business-Wide Transformation

●	Bharat Rao, president, Startek promoted to Global CEO driving forward rapid-growth plans
●	Ronald Gillette joins Startek as Strategic Advisor and Head of Business Transformation, optimizing CX delivery

Greenwood Village, Colorado and Mumbai, India – February 1, 2022– Startek® (NYSE: SRT), a global customer experience (CX) solutions provider, today announced the appointments of Bharat Rao as Global CEO and Ronald Gillette as Strategic Advisor and Head of Business Transformation. These new appointments further strengthen Startek senior leadership and the company’s position as a leader in digital-first CX.

Appointed president in October 2021, Rao will immediately begin transitioning into the Global CEO role. Rao continues to serve as a Director on the boards of Startek and CCC, a joint venture based in the Middle East. In addition, Rao remains a Director at CSS Corp, a new-age digital transformation company in which Startek owns a minority stake. Previously, Rao has held senior positions at Credit Suisse, ING Bank and PwC. He has been active across the outsourcing industry, including in BPaaS (Business Process as a Service), SaaS (Software as a Service), BPO (Business Process Outsourcing) and outsourced software development.

Rao started his professional career with Citibank over 30 years ago and brings experience across industries and geographies. This, combined with a deep understanding of the needs of the BPO sector, adds strength to the Startek organization as it continues to leverage digital technologies to deliver world-class CX for its partners across the globe. Rao takes on the Global CEO role as Aparup Sengupta steps down as Global CEO and Executive Chairman. Sengupta will remain a Director on the Startek Board.

Rao holds a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology and an MBA from the Indian Institute of Management.

“Startek is on a transformational journey, working in partnership with our clients we are building innovative solutions that push forwards the boundaries of omnichannel CX.” Said Bharat Rao, Global CEO, Startek “I am proud to take the helm as we continue to invest in high-growth transformation platforms and harness the power of digital and brand experience to develop the next generation of CX solutions.”

As Strategic Advisor and Head of Business Transformation, Gillette will advise Startek and its Board as a Senior Advisor, offering expert guidance as the company continues to embrace leading-edge technology, further improving the quality of its offering and optimizing CX delivery.

Having spent 30 years in the outsourcing industry, including roles at EDS, Ernst & Young, Deloitte Consulting, Accenture, ACS, Xerox and WNS, Gillette brings a wealth of experience to Startek. As Chief Operating Officer at WNS, Gillette significantly transformed the business model creating significant value for all stakeholders. He has also advised large institutional investors as an independent BPO advisor.

Gillette holds an MBA in Finance from Marymount University, Arlington, Virginia and a Bachelor of Engineering from the United States Military Academy (USMA), West Point, New York.

“The appointment of Ron Gillette as Strategic Advisor and Head of Business Transformation” Said Rao “demonstrates our commitment to the Startek strategic aims and to building long-term, digital-first partnerships with our clients.”

“I am excited to advise the board and management of a client-centric organization committed to the delivery of world-class CX.” Said Gillette “With a strong leadership team and renewed investment in digital solutions, Startek has the right combination of effortless automation and digitally-assisted live agents to transform the customer experience as a strategic partner of choice for leading brands across the globe.”

About Startek®

Startek is a global provider of tech-enabled business process management solutions. The company provides omnichannel customer experience, digital transformation and technology services to some of the finest brands globally. Startek is committed to impacting clients’ business outcomes by focusing on enhancing customer experience and digital and AI enablement across all touchpoints and channels. Startek has more than 46,000 CX experts spread across 46 delivery campuses in 13 countries. The company services over 200 clients across a range of industries such as banking and financial services, insurance, technology, telecom, healthcare, travel & hospitality, e-commerce, consumer goods, retail, and energy & utilities. To learn more about global solutions from Startek, please visit www.startek.com

Media Relations

Danveer Bhasin

Startek

+91-993-013-5788

danveer.bhasin@startek.com